Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard E. Davis
Vice President & Chief Financial Officer
NMT Medical, Inc.
(617) 737-0930
red@nmtmedical.com

NMT MEDICAL ANNOUNCES THIRD-QUARTER

2005 FINANCIAL RESULTS

Company Achieves Revenue Growth of 20%;

Extends Leadership Position through Ongoing Clinical Activities

BOSTON, Mass., November 2, 2005 – NMT Medical, Inc. (NASDAQ: NMTI), an advanced medical technology company that designs, develops and markets proprietary implant technologies that allow interventional cardiologists to treat cardiac sources of migraine headaches, stroke and other potential brain attacks, today announced financial results for the third quarter ended September 30, 2005.

Third-Quarter Results

Third-quarter 2005 total revenues increased 20% to approximately $6.0 million compared with approximately $5.0 million for the quarter ended September 30, 2004. Total revenues for the third quarter of 2005 and 2004 each included approximately $1.1 million of net royalties. Worldwide CardioSEAL® and STARFlex® cardiac septal repair implant sales for the third quarter of 2005 increased 25% to approximately $4.9 million compared with approximately $3.9 million for the third quarter of 2004. Implant sales in the United States and Canada increased to approximately $4.2 million from approximately $3.1 million in the third quarter of 2004. European implant sales in the third quarter of 2005 were approximately $715,000 compared with $797,000 in the third quarter of 2004.

For the three months ended September 30, 2005, NMT Medical reported a net loss of approximately $2.1 million, or $0.17 per share. This compares with a net loss of approximately $410,000, or $0.03 per share, for the comparable period in 2004. The year-over-year increase in net loss was primarily attributable to approximately $900,000 of costs associated with the Company’s MIST (Migraine Intervention with STARFlex® Technology) and BEST (BioSTAR™ Evaluation STudy) clinical studies as well as increased product development efforts.

Comments on the Third Quarter

“NMT’s third quarter financial results were slightly ahead of our expectations,” stated President and Chief Executive Officer John E. Ahern. “CardioSEAL® and STARFlex® implant sales increased approximately 25% compared with the third quarter of 2004. European sales moderately decreased year-over-year primarily due to the larger proportion of distributor versus direct implant sales. Royalty income was level with the prior year as expected.”

“During the third quarter, NMT reached several important milestones on the clinical, regulatory and technology fronts,” Ahern continued. “Notably, we received conditional approval from the FDA for an Investigational Device Exemption (IDE) to begin enrollment in the Company’s pivotal PFO/migraine study – MIST II. This U.S. based study will evaluate the safety and effectiveness of our proprietary STARFlex® technology in the treatment and prevention of migraine headaches in patients who have a PFO. MIST II is a prospective, randomized, multi-center, controlled study. The double-blinded trial is designed to randomize 600 migraine patients with a PFO to either PFO closure with NMT’s STARFlex® technology or a control arm. The study will incorporate NMT’s new, enhanced implant delivery system that is now available in Europe. Observational reports have suggested that migraine patients who received the STARFlex® implant for other PFO treatment indications have experienced a reduction in migraine frequency and, in some cases, complete relief.”

“Early in the quarter, we also received approval and began enrolling patients in our BEST study, which is designed to obtain commercial approval for our BioSTAR™ bioabsorbable, drug elutable PFO closure technology through the CE Mark process in Europe,” Ahern said. “We are excited that enrollment in that trial is progressing well and anticipate completing enrollment by year end. Preliminary data from the BEST study was presented at the recent 2005 Transcatheter Cardiovascular Therapeutic symposium (TCT) in Washington, DC. This data covered the first 30 BioSTAR™ patients that had reached 30 days post-procedure follow-up. Acutely, no device-related thrombus, which occasionally occurs in all intra-cardiac devices, was observed and PFO closure rates at 30 days appeared to be better than currently available PFO closure devices.”

“We also announced in the third quarter that we completed enrollment in our MIST clinical study in the U.K.,” Ahern said. “The enrollment process was completed two quarters ahead of schedule, which suggests that many of the current migraine therapies may not be effective and there is a large demand for new treatment options. Preliminary PFO diagnostic data from MIST, presented at TCT, was very promising. We expect the final results of MIST to be available early in the first half of 2006.”

Vice President and Chief Financial Officer Richard E. Davis said, “In the third quarter, we continued to carefully control spending and manage our inventory while continuing to invest in our multiple clinical activities and ongoing product development initiatives. As a result, we concluded the quarter with approximately $33.4 million in total cash and marketable securities compared with approximately $34.9 million at the end of the second quarter of 2005.”

Year-To-Date Results

Total revenues for the nine months ended September 30, 2005 increased 7% to approximately $17.7 million from approximately $16.4 million for the comparable period in 2004. Included in the revenues for the nine months ended September 30, 2005 was approximately $3.4 million of net royalty income, compared with approximately $3.0 million for the nine months ended September 30, 2004. Worldwide CardioSEAL® and STARFlex® cardiac septal repair implant sales for the first nine months of 2005 were approximately $14.2 million compared with approximately $13.3 million for the comparable period of 2004. Implant sales in the United States and Canada were approximately $11.7 million compared with approximately $10.8 million in the first nine months of 2004. European implant sales were approximately $2.6 million for each of the nine-month periods ended September 30, 2005 and 2004. Net loss for the nine-month period of 2005 was approximately $5.1 million, or $0.42 per share, compared to a net loss of approximately $766,000, or $0.06 per share, for the comparable period last year. The 2005 net loss included approximately $91,000 of income from discontinued operations, representing settlement of a French tax claim associated with the Company’s former neurosciences business unit.

Business Outlook

Ahern said, “Momentum continues to build within the evolving PFO closure marketplace for the long-term potential of the migraine and stroke markets. As 2005 comes to a close and we move into 2006, we will seek to extend our leadership position within this emerging opportunity. We are building a substantial PFO closure technology pipeline that is leading the way in PFO closure discovery. With the recent announcement of approval to enroll patients in MIST III, NMT now has five PFO-related trials underway. MIST III is the Company’s new study designed to expand data and follow-up on MIST migraine patients. We are not aware, at this time, of any other company with approval for more than one such study. In order to maintain our competitive advantage, NMT will continue to advance its technology pipeline by introducing novel new product enhancements such as BioSTAR™. The ultimate winner in the PFO closure marketplace, whether it be for migraine, stroke or other brain attack indications, will be the company with the most advanced PFO closure technologies. NMT intends to be that technology leader.”

Davis said, “In the fourth quarter, we currently expect an approximate 20%-25% increase in product sales compared with the fourth quarter of 2004. For the full year 2005, we expect product sales to increase approximately 10%-12% and total revenues to increase approximately 10% compared with 2004. We anticipate that product costs as a percentage of product sales will be approximately 29%-30%.”

“Going forward, we continue to expect that acceleration of the MIST, MIST II and BEST studies, as well as our ongoing CLOSURE I enrollment, MIST III and investments in next generation PFO closure technologies, will demand high levels of research and development spending for the balance of 2005 and into 2006. Therefore, we currently expect our aggregate cash, cash equivalents and marketable securities balance at year-end 2005 to be approximately $29-$30 million,” concluded Davis.

Conference Call Reminder

Management will conduct a conference call at 10:00 a.m. ET today to review the Company’s financial results, provide clinical study updates and discuss its outlook for the remainder of 2005. The conference call will be broadcast live over the Internet. Individuals who are interested in listening to the webcast should log on to the “Investor Relations” section of NMT Medical’s website at www.nmtmedical.com. The conference call also may be accessed by dialing (800) 289-0730 or (913) 981-5509 prior to the start of the call. For interested individuals unable to join the live conference call, a replay will be available via webcast on the Company’s website.

About NMT Medical, Inc.

NMT Medical is an advanced medical technology company that designs, develops and markets proprietary implant technologies that allow interventional cardiologists to treat cardiac sources of migraine headaches, stroke and other potential brain attacks through minimally invasive, catheter-based procedures. NMT Medical is investigating the potential connection between a common cardiac defect called a PFO and brain attacks such as migraine headaches, stroke and transient ischemic attacks (TIAs). A PFO can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. More than 18,000 PFOs have been closed globally with NMT’s minimally invasive, catheter-based implant technology.

The prevalence of migraines in the United States is about 10%. Of the 28 million migraine sufferers in America, those who experience aura and have a PFO may represent a three million patient subset. Stroke is the third leading cause of death in the United States and the leading cause of disability in adults. Each year, 750,000 Americans suffer a new or recurrent stroke and 500,000 Americans experience a TIA.

The Company also serves the pediatric interventional cardiologist with a broad range of cardiac septal repair implants delivered with nonsurgical catheter techniques. For more information about NMT Medical, please visit http://www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements – including statements regarding the timing, cost, rate and amount of patient enrollment and outcome of the Company’s MIST III, MIST II,

MIST, BEST and CLOSURE I trials, the Company’s financial, sales and profitability expectations, expansion of the Company’s cardiovascular business and market opportunities, including migraines and any other new applications for the Company’s technology or products, regulatory approvals for the Company’s products, and maintenance of the Company’s cash position – involve known and unknown risks, uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause such a difference include, but are not limited to, the Company’s ability to develop and commercialize new products, a potential delay in the regulatory process with the U.S. Food and Drug Administration and foreign regulatory agencies, as well as risk factors discussed under the heading “Certain Factors That May Affect Future Results” included in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, Quarterly Report on Form 10-Q for the period ended June 30, 2005, and subsequent filings with the U.S. Securities and Exchange Commission.

NMT Medical, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues:
Product sales	$4,925,617	$3,947,196	$14,214,768	$13,484,183
Net royalty income	1,115,776	1,078,325	3,448,301	2,957,014

	6,041,393	5,025,521	17,663,069	16,441,197

Expenses:
Cost of product sales	1,391,468	1,030,586	4,049,143	3,428,154
Research and development	4,325,914	2,043,265	11,026,922	6,134,648
General and administrative	1,121,882	1,183,163	3,766,907	3,697,210
Selling and marketing	1,483,065	1,318,082	4,528,401	4,328,619

Total costs and expenses	8,322,329	5,575,096	23,371,373	17,588,631

Loss from operations	(2,280,936)	(549,575)	(5,708,304)	(1,147,434)

Other Income (Expense):
Interest income, net	229,443	134,025	592,239	388,692
Foreign currency transaction (loss) gain	(8,439)	5,606	(100,904)	(7,390)

Total other income, net	221,004	139,631	491,335	381,302

Loss from continuing operations	(2,059,932)	(409,944)	(5,216,969)	(766,132)
Income from discontinued operations	—	—	90,687	—

Net Loss	$(2,059,932)	$(409,944)	$(5,126,282)	$(766,132)

Net (loss) income per common share:
Continuing operations	$(0.17)	$(0.03)	$(0.43)	$(0.06)
Discontinued operations	—	—	0.01	—

Net loss	$(0.17)	$(0.03)	$(0.42)	$(0.06)

Weighted average common shares outstanding:
Basic and Diluted	12,373,146	12,070,800	12,274,488	12,002,783

NMT Medical, Inc. and Subsidiaries

Consolidated Balance Sheets

(unaudited)

	At September 30,	At December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$11,430,299	$9,338,208
Marketable securities	21,988,400	24,919,460
Restricted cash	—	1,122,200
Accounts receivable, net	2,313,613	1,776,605
Inventories	1,889,621	2,523,062
Prepaid expenses and other current assets	2,775,892	2,864,600

Total current assets	40,397,825	42,544,135

Property and equipment, net	692,738	790,361

Other assets	7,293	29,263

	$41,097,856	$43,363,759

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,253,764	$1,682,272
Accrued expenses	5,594,692	4,309,586
Discontinued operations liabilities	—	500,000

Total current liabilities	7,848,456	6,491,858

Stockholders’ equity:
Preferred stock, $.001 par value
Authorized—3,000,000 shares Issued and outstanding—none	—	—
Common stock, $.001 par value
Authorized—30,000,000 shares
Issued—12,458,252 and 12,176,183 shares in 2005 and 2004, respectively	12,459	12,176
Additional paid-in capital	47,536,662	46,093,075
Less treasury stock - 40,000 shares at cost	(119,600)	(119,600)
Accumulated other comprehensive loss	(92,685)	(152,596)
Accumulated deficit	(14,087,436)	(8,961,154)

Total stockholders’ equity	33,249,400	36,871,901

	$41,097,856	$43,363,759